Principal Exchange-Traded Funds 711 High Street, Des Moines, IA 50392 515 247 5111 tel

April 18, 2018

State Street Global Services
Channel Center
1 Iron Street
Boston, MA 02210
Attention: Julie D. Fisher, Managing Director

Re: Principal Exchange-Traded Funds (the “Trust”)

Ladies and Gentlemen:

Please be advised that the undersigned Trust has established a new series of shares to be known as Principal Investment Grade Corporate Active ETF (the "Portfolio").

In accordance with Section 12, the Additional Portfolios provision, of the Transfer Agency and Service Agreement dated as of May 21, 2015 by and among State Street Bank and Trust Company (“State Street”) and each registered investment company party thereto (as amended, modified, or supplemented from time to time, the “Agreement”), the undersigned Trust hereby requests that State Street act as Transfer Agent for the new Portfolio under the terms of the Agreement. In connection with such request, the undersigned Trust hereby confirms to State Street, as of the date hereof, its representations and warranties set forth in Section 4 of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

PRINCIPAL EXCHANGE-TRADED FUNDS on behalf of: Principal Investment Grade Corporate Active ETF

By:	/s/ Layne A. Rasmussen
Name:	Layne A. Rasmussen
Title:	Vice President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President, Duly Authorized

Effective Date: April 18, 2018